EXHIBIT 3.33

CERTIFICATE OF FORMATION

OF

ALENCO BUILDING PRODUCTS MANAGEMENT, L.L.C.

The undersigned authorized person, acting as organizer, of a limited liability company under the Delaware Limited Liability Company Act (the “Act”), hereby adopts the following Certificate of Formation for such company.

ARTICLE I

The name of the company is Alenco Building Products Management, L.L.C. (the “Company”).

ARTICLE II

The registered office of the Company in the State of Delaware is located at 1209 Orange St., Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

A. Mandatory Indemnification.  Each person who at any time is or was a manager of the Company, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a manager of the Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, manager, employee, trustee, agent or similar functionary of another domestic or foreign limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of such Proceeding is an alleged action in such person’s official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act, or any other applicable law as may from time to time be in effect (but, in the case of any such amendment or enactment, only to the extent that such amendment or law permits the Company to provide broader indemnification rights than such law prior to such amendment or enactment permitted the Company to provide), against all expense, liability and loss (including, without limitation, court costs and attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such Proceeding, and such indemnification shall continue as to a person who has ceased to be a manager of the Company or a director, officer, partner, venturer, proprietor, manager, employee, trustee, agent or similar functionary of another domestic or foreign limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, and shall inure to the benefit of such person’s assigns, heirs, executors and administrators.  The Company’s obligations under this Section A include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification.

B. Prepayment of Expenses.  Expenses incurred by a manager of the Company in defending a Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding to the fullest extent permitted by, and only in compliance with, the Act or any other applicable laws as may from time to time be in effect, including, without limitation, any provision of the Act which requires, as a condition precedent to such expense advancement, the delivery to the Company of an undertaking, by or on behalf of such manager to repay all amounts so advanced if it shall ultimately be determined that such manager is not entitled to be indemnified under Section A of this Article III or otherwise.  Repayments of all amounts so advanced shall be upon such terms and conditions, if any, as the Company’s members deem appropriate.

C. Vesting.  The Company’s obligation to indemnify and to prepay expenses under Sections A and B of this Article III shall arise, and all rights granted to the Company’s members hereunder shall vest, at the time of the occurrence of the transaction or event to which a Proceeding relates, or at the time that the action or conduct to which such Proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such Proceeding is first threatened, commenced or completed.  Notwithstanding any other provision of this Certificate of Formation or the company agreement of the Company, no action taken by the Company, either by amendment of this Certificate of Formation or the company agreement of the Company or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under Sections A and B of this Article III which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is effective or taken, whichever is later.

D. Enforcement.  If a claim under Section A or Section B or both Sections A and B of this Article III is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit in a court of competent jurisdiction against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim.  It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Act or other applicable law to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company.  The failure of the Company (including its members and independent legal counsel) to have made a determination prior to the commencement of such suit as to whether indemnification is proper in the circumstances based upon the applicable standard of conduct set forth in the Act or other applicable law shall neither be a defense to the action nor create a presumption that the claimant has not met the applicable standard of conduct.  The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful.

E. Nonexclusive.  The indemnification provided by this Article III shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, other provisions of this Certificate of Formation, the Company’s company agreement, vote of members, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

F. Permissive Indemnification.  The rights to indemnification and prepayment of expenses which are conferred to the Company’s managers by Sections A and B of this Article III may be conferred upon any employee or agent of the Company if, and to the extent, authorized by the members.

G. Insurance.  The Company shall the have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a manager, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, manager, employee, trustee, agent or similar functionary of another domestic or foreign limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the provisions of this Article III, the Company’s company agreement, the Act or other applicable law.

H. Implementing Arrangements.  Without limiting the power of the Company to procure or maintain insurance or other arrangement on behalf of any of the persons as described in paragraph G of this Article III, the Company may, for the benefit of persons eligible for indemnification by the Company, (1) create a trust fund, (2) establish any form of self-insurance, (3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Company, or (4) establish a letter of credit, guaranty or surety arrangement.

ARTICLE IV

No manager of the Company shall be personally liable to the Company or to its members for monetary damages for breach of fiduciary duty as a manager, provided that this Article IV shall not eliminate or limit the liability of a manager:

A.	for any breach of the manager’s duty of loyalty to the Company or its members,

B.	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or

C.	for any transaction from which the manager derived an improper personal benefit.

ARTICLE V

This Certificate of Formation shall only be amended upon the unanimous written consent of the Members.

ARTICLE VI

The Company shall be managed by managers.  The name and address of the initial manager is:

Patrick M. Cahill

2929 Allen Parkway, Suite 2500

Houston Texas 77019

IN WITNESS WHEREOF, I have hereunto set my hand this _23rd  day of March, 2001.

  /s/ John M. Ransom
                                                                                                John M. Ransom, Authorized Person